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                                                                   EXHIBIT 23.5

                        CONSENT OF INDEPENDENT AUDITOR

            We consent to the reference of our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Service Corporation International and SCI Finance LLC for the registration of up to $1,000,000,000 of Service Corporation International debt securities, common stock, preferred stock, and common stock warrants or SCI Finance LLC LLC preferred securities, and to the incorporation by reference therein of our report dated February 8, 1993, with respect to the consolidated financial statements and schedules of Service Corporation International for the years ended December 31, 1992 and 1991 included in the Annual Report (Form 10-K) of Service Corporation International for the year ended December 31, 1993.



                                                 /s/ ERNST & YOUNG LLP

Houston, Texas
October 18, 1994